Universal Forest Products, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Brandon Froysland

Director of Finance

(616) 365-1589

FOR IMMEDIATE RELEASE

Wednesday, April 24, 2019

UFPI reports record first-quarter sales, net earnings and EBITDA
- Unit sales up 7 percent, gross profits up 18 percent and EBITDA up 25 percent -
- Semiannual dividend increased 11 percent –

GRAND RAPIDS, Mich., Wednesday, April 24, 2019 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced record net sales, net earnings and EBITDA for the first quarter of 2019. The company also announced the UFPI Board of Directors voted to increase the semiannual dividend from $0.18 to $0.20 per share at their April 24, 2019, meeting. The dividend is payable on June 15, 2019, to shareholders of record on June 1, 2019.

“I am very proud of the way our teams are executing their businesses by producing record results in a variety of market conditions,” stated CEO Matt Missad. “We grew our margins during the quarter as a result of timely position buying and the contributions of new products and new business. Our investments in automation and efficiency are also beginning to pay dividends, helping us earn more new business and reduce our overall costs of production.”

While gross sales were impacted by lower lumber pricing, the company’s unit sales increased 7 percent in the first quarter over the same period last year, driven by organic sales growth, acquisitions and increases in value-added sales. The company’s mix of value-added sales relative to commodity sales improved from 62 percent in the first quarter of 2018 to more than 66 percent in the first quarter of 2019. The increase was largely led by unit sales increases in the industrial and construction markets, which grew 16 percent and 5 percent, respectively. Overall, new product sales grew 8 percent. Opportunistic lumber purchases in the fourth quarter of 2018, when prices were low, contributed significantly to the year-over-year increase in gross profits for the first quarter.

“We continue to focus on new products and services and moving up the value chain for our customers. By utilizing our design, engineering, manufacturing and project management capabilities, we are providing both unique and comprehensive solutions to our customers,” added Matt.

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Universal Forest Products, Inc.

The company continues to explore acquisition opportunities that provide a strategic advantage, have scalability within the company and provide a reasonable return on investment.

First Quarter 2019 Highlights (comparisons on a year-over-year basis):

-

Excluding the pre-tax gain of $7 million on the sale of certain real estate in the first quarter of 2018, operating profit of $48.5 million was up 30 percent and net earnings of $35.5 million was up 28 percent

-	EBITDA of $65.9 million, up 25 percent
-	Net sales of $1.02 billion represented a 2 percent increase
-

Unit sales accounted for 7 percent of the company’s gross sales growth; organic sales contributed 4 percent of the growth while acquisitions added 3 percent.  Lower lumber prices reduced gross sales by 5 percent.

-	New product sales were $99.9 million, up 8 percent

By market, the Company reported the following first-quarter results.

Retail

•

$357.5 million in gross sales, down 3 percent compared to the first quarter of 2018. A unit sales increase of 3 percent was offset by selling prices that were 6 percent lower. Retail sales in the first quarter were adversely impacted by challenging weather in February that delayed building and renovation projects.

Industrial

•

$329.7 million in gross sales, up 15 percent over the first quarter of 2018. A unit sales increase of 16 percent was offset by lower selling prices of 1 percent.  Organic growth contributed 6 percent of the unit sales increase; acquisitions contributed 10 percent.

Construction

•

$344.4 million in gross sales, down 3 percent compared to the first quarter of 2018, due to a 5 percent increase in unit sales and an 8 percent decrease in selling prices. Unit sales to commercial construction and residential construction customers rose 15 and 6 percent, respectively, while unit sales to manufactured housing customers fell 6 percent during the quarter. The decrease in manufactured housing sales is primarily attributable to a drop in shipment levels to several Gulf Coast states that experienced higher shipments in 2017 and early 2018 due to hurricane damage.

CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, April 25, 2019. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-518-4547, and internationally at 213-660-0879. Use conference pass code 4478205. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through May 25, 2019, at 855-859-2056, 404-537-3406 or 800-585-5367.

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Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies.  Management considers EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

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Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2019/2018

	Quarter Period				Year to Date
(In thousands, except per share data)	2019		2018		2019		2018
NET SALES	$1,015,125	100%	$993,857	100%	$1,015,125	100%	$993,857	100%

COST OF GOODS SOLD	860,858	84.8	862,968	86.8	860,858	84.8	862,968	86.8

GROSS PROFIT	154,267	15.2	130,889	13.2	154,267	15.2	130,889	13.2

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	105,317	10.4	93,335	9.4	105,317	10.4	93,335	9.4
FOREIGN CURRENCY EXCHANGE LOSS	626	0.1	(129)	—	626	0.1	(129)	—
NET GAIN ON DISPOSITION OF ASSETS	(122)	—	(6,534)	(0.7)	(122)	—	(6,534)	(0.7)

EARNINGS FROM OPERATIONS	48,446	4.8	44,217	4.4	48,446	4.8	44,217	4.4

OTHER EXPENSE, NET	867	0.1	1,061	0.1	867	0.1	1,061	0.1

EARNINGS BEFORE INCOME TAXES	47,579	4.7	43,156	4.3	47,579	4.7	43,156	4.3

INCOME TAXES	11,577	1.1	9,574	1.0	11,577	1.1	9,574	1.0

NET EARNINGS	36,002	3.5	33,582	3.4	36,002	3.5	33,582	3.4

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(462)	—	(749)	(0.1)	(462)	—	(749)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$35,540	3.5	$32,833	3.3	$35,540	3.5	$32,833	3.3

EARNINGS PER SHARE - BASIC	$0.58		$0.53		$0.58		$0.53

EARNINGS PER SHARE - DILUTED	$0.58		$0.53		$0.58		$0.53

SUPPLEMENTAL DATA
	Quarter Period				Year to Date
Market Classification	2019		2018	%	2019		2018	%
Retail	$357,487		$370,402	-3%	$357,487		$370,402	-3%
Industrial	329,698		285,484	15%	329,698		285,484	15%
Construction	344,420		355,781	-3%	344,420		355,781	-3%
Total Gross Sales	1,031,605		1,011,667	2%	1,031,605		1,011,667	2%
Sales Allowances	(16,480)		(17,810)	7%	(16,480)		(17,810)	7%
Total Net Sales	$1,015,125		$993,857	2%	$1,015,125		$993,857	2%

	2019	% of Sales	2018	% of Sales	2019	% of Sales	2018	% of Sales
SG&A, Excluding Bonus Expense	$92,935	9.2%	$84,269	8.5%	$92,935	9.2%	$84,269	8.5%
Bonus Expense	12,382	1.2%	9,066	0.9%	12,382	1.2%	9,066	0.9%
Total SG&A	$105,317	10.4%	$93,335	9.4%	$105,317	10.4%	$93,335	9.4%

SG&A, Excluding Bonus Expense as a Percentage of Gross Profit	60.2%		64.4%		60.2%		64.4%

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MARCH 2019/2018

(In thousands)
ASSETS	2019	2018	LIABILITIES AND EQUITY	2019	2018

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$17,111	$25,326	Cash overdraft	$18,732	$30,026
Restricted cash	1,024	32,425	Accounts payable	170,667	176,469
Investments	16,197	10,701	Accrued liabilities	130,985	106,209
Accounts receivable	444,111	430,251	Current portion of debt	185	425
Inventories	580,163	521,706
Other current assets	44,866	23,304

TOTAL CURRENT ASSETS	1,103,472	1,043,713	TOTAL CURRENT LIABILITIES	320,569	313,129

OTHER ASSETS	90,463	19,634
INTANGIBLE ASSETS, NET	271,297	254,546	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	266,428	261,327
			OTHER LIABILITIES	96,035	40,086
PROPERTY, PLANT AND EQUIPMENT, NET	356,166	313,571	EQUITY	1,138,366	1,016,922

TOTAL ASSETS	$1,821,398	$1,631,464	TOTAL LIABILITIES AND EQUITY	$1,821,398	$1,631,464

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2019/2018

(In thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$36,002	$33,582
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	14,475	12,712
Amortization of intangibles	1,852	1,228
Expense associated with share-based and grant compensation arrangements	1,287	1,094
Deferred income taxes credit	(742)	(519)
Unrealized gain on investments	(1,348)	—
Net gain on disposition of assets	(122)	(6,534)
Changes in:
Accounts receivable	(100,716)	(99,765)
Inventories	(23,649)	(57,403)
Accounts payable and cash overdraft	25,056	39,935
Accrued liabilities and other	(7,924)	(8,502)
NET CASH USED IN OPERATING ACTIVITIES	(55,829)	(84,172)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(15,883)	(24,362)
Proceeds from sale of property, plant and equipment	241	36,250
Acquisitions and purchase of noncontrolling interest, net of cash received	—	(8,787)
Purchases of investments	(449)	(6,718)
Proceeds from sale of investments	340	5,045
Other	200	(124)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(15,551)	1,304

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	237,560	296,342
Repayments under revolving credit facilities	(173,232)	(179,429)
Borrowings of debt	—	1,376
Repayments of debt	(3,029)	(5,232)
Proceeds from issuance of common stock	261	206
Distributions to noncontrolling interest	(500)	(775)
Repurchase of common stock	—	(848)
Other	9	(70)
NET CASH FROM PROVIDED BY FINANCING ACTIVITIES	61,069	111,570

Effect of exchange rate changes on cash	248	233
NET CHANGE IN CASH AND CASH EQUIVALENTS	(10,063)	28,935

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,198	28,816

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$18,135	$57,751

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$27,316	$28,339
Restricted cash, beginning of period	882	477
All cash and cash equivalents, beginning of period	$28,198	$28,816

Cash and cash equivalents, end of period	$17,111	$25,326
Restricted cash, end of period	1,024	32,425
All cash and cash equivalents, end of period	$18,135	$57,751

Universal Forest Products, Inc.

EBITDA RECONCILIATION (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2019/2018

	Quarter Period		Year to Date
(In thousands)	2019	2018	2019	2018
Net earnings	$36,002	$33,582	$36,002	$33,582
Interest expense	2,460	1,778	2,460	1,778
Interest and investment income	(1,593)	(717)	(1,593)	(717)
Net gain on disposition of assets	(122)	(6,534)	(122)	(6,534)
Income taxes	11,577	9,574	11,577	9,574
Expense associated with share-based compensation arrangements	1,287	1,094	1,287	1,094
Depreciation expense	14,475	12,712	14,475	12,712
Amortization of intangibles	1,852	1,228	1,852	1,228
EBITDA	$65,938	$52,717	$65,938	$52,717

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AS A PERCENTAGE OF SALES

CURRENT YEAR’S SALES STATED AT LAST YEAR’S SELLING PRICES (UNAUDITED)

FOR THE THREE MONTHS ENDED - MARCH 2019/2018

	Quarter Period
	Actual	Sales Adjusted to Last Year's Selling Price	Actual
	2019	2019	2018
NET SALES	100.0%	100.0%	100.0%
COST OF GOODS SOLD	84.8	85.5	86.8
GROSS PROFIT	15.2	14.5	13.2
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10.4	10.0	9.4
NET GAIN ON DISPOSITION OF ASSETS	-	-	(0.7)
EARNINGS FROM OPERATIONS	4.8	4.6	4.4
OTHER EXPENSE, NET	0.1	0.1	0.1
EARNINGS BEFORE INCOME TAXES	4.7	4.5	4.3
INCOME TAXES	1.1	1.1	1.0
NET EARNINGS	3.5	3.4	3.4
LESS NET EARNINGS ATTRIBUTABLE TO
NONCONTROLLING INTEREST	-	-	(0.1)
NET EARNINGS ATTRIBUTABLE TO
CONTROLLING INTEREST	3.5%	3.3%	3.3%

Note: Actual percentages are calculated and may not sum to total due to rounding.

2018 NET SALES	$993,857
INCREASE BY 2019 UNIT SALES GROWTH	7.00%
ADJUSTED 2019 NET SALES	$1,063,427
LESS ACTUAL 2019 NET SALES	1,015,125
DIFFERENCE IN NET SALES	$48,302

ACTUAL 2019 COST OF GOODS SOLD	$860,858
PLUS DIFFERENCE IN NET SALES (ABOVE)	48,302
ADJUSTED 2019 COST OF GOODS SOLD	$909,160